Pre-Clearance and Disclosure Requirements for Group Senior Management

WHY we have this guidance.

We want to identify and manage all actual, potential or perceived conflicts of interest to avoid harm to our clients; and maintain the integrity and efficiency of the financial market, as well as UBS's reputation. We also want to ensure we comply with the relevant SIX listing rules.

WHO this guidance is applicable to.

Group Senior Management (Board of Directors and GEB) and Direct Reports of Group CEO.

WHAT to know about HOW to comply.

1. Personal Investment Transactions by GEB

The purchase of an instrument classified as a single name is prohibited for GEB members in their own accounts.

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Any existing positions in single name instruments are "grandfathered" and may be held or sold. Any transactions relating to a grandfathered position requires pre-clearance via Employee Conduct.

The single name prohibition does not apply to transactions effected by the UBS Person's connected parties provided that they are not in a joint account or one that the UBS person has any influence over.

Whilst not prohibited by the single name prohibition, connected parties trading in their own account would still require pre-clearance for the transactions via Employee Conduct.

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2. Management Transactions

Group Senior Management must obtain pre-approval and pre-clearance for Management Transactions effected:

- for their own account; and
- by connected parties

All transactions in UBS financial instruments by connected parties are subject to the same pre-approval and pre-clearance requirements, irrespective of whether a power of attorney is held for the connected party.

Group Senior Management are not permitted to hold UBS price affected securities in a discretionary or managed account at any time.

3. Pre-approval of Management Transactions

Employee Conduct Switzerland acts as the entry point for pre-clearance requests for transactions in UBS price affected securities for all Group Senior Management.

The approval authorities for Management Transactions are as follows:

Management Transaction by	Approval authorities
Members of the GEB (excl. Group CEO)	Group CEO and Group General Counsel
Group CEO	Chairman of the BoD and Group General Counsel
Members of the BoD (excl. Chairman and Vice Chairman of the BoD)	Group General Counsel
Chairman and Vice Chairman of the BoD	BoD Senior Independent Director and Group General Counsel

Pre-approval for Management Transactions must be obtained in writing.

Employee Conduct Switzerland records centrally the written transaction approval by the relevant approval authority as set out above.

4. Reporting of Management Transactions

Group Senior Management are required by the rules of SIX Swiss Exchange to disclose their personal transactions (and under certain circumstances transactions effected by connected parties) in UBS shares and other price affected securities to the market (this includes subsequent transactions conducted by a connected party even if the initial personal transaction in UBS shares between the Group Senior Management and the connected party was exempt e.g. gifts or inheritances. See Note 1 below).

Following execution of a Management Transaction, the SIX reporting and disclosure process for Management Transactions must be adhered to:

- full details of the Management Transaction must be notified to Employee Conduct Switzerland within two trading days after conclusion of the relevant transaction. This is in order to meet the requirement under Article 56 of the SIX Listing Rules that the GEB and BoD members report their transactions to the issuer no later than the second trading day after conclusion of the transaction;
- Employee Conduct Switzerland makes the required disclosure to SIX.

5. Transactions by other direct reports of the Group CEO

For transactions in UBS financial instruments, the other direct reports of the Group CEO must receive pre-approval from the Group CEO and pre-clearance from Employee Conduct.

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Definitions and Glossary

Connected parties include:

- Your spouse or any individual considered by national law as equivalent to a spouse;
- Your domestic or civil partner;
- Your children (including children of spouse) provided they are financially dependent;
- Individuals living in the same "household";
- Individuals whose relationship with you is such that you have a direct or indirect material interest in the outcome of a transaction or investment (excluding fees or commissions). This includes any financial dependents or individuals whose financial support you materially contribute;
- Individuals over whose accounts you have control;
- Legal entities, partnerships and fiduciary institutions (including subsidiaries directly or indirectly controlled by these companies / organizations) if you:
    - hold a management position within that entity
    - control or jointly control the company directly or indirectly
    - are a beneficiary of this company or institution

For the purpose of this definition "household" is defined as individuals who comprise a family unit or similar and who live together under the same roof and in certain circumstances including domestic help.

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Group Senior Management means all members of the Board of Directors and members of the Group Executive Board of UBS Group AG together.

Management Transaction means transactions in UBS's equity securities, or in related financial instruments, by members of Group Senior Management or their Connected Parties.

Pre-approval means approval from a UBS Person's line manager or other approval authority. The pre-approval is considering the request from a first line supervisory perspective.

Pre-clearance means a confirmation from Employee Conduct after a number of checks are performed that the UBS Person is "clear" to transact. The pre-clearance is a second line control.

Price affected securities means securities, derivatives or other financial instruments (other than UBS Shares) whose market price or performance is totally or substantially derived from the market price of UBS Shares. This includes, but is not limited to, debt instruments with an embedded UBS equity element such as bonds or notes convertible into or exchangeable for UBS Shares, bonds or notes with warrants to subscribe for UBS Shares attached, and contingent convertible bonds.

Other terms used in this document have the same meanings as the Global Policy on Personal Investment (1-P-000359, NRF Taxonomy: 2. Market Conduct).

Single names include:

- Equities
- Corporate Bonds
- Government or municipal bonds from countries with lower than an AA S&P credit rating (government bonds from an individual's home country are permitted irrespective of rating)
- Commodities for speculative purposes (excluding gold and silver)
- Any structured product with a single name as an underlying or longer than 1 year if NOT via UBS

Note 1: Transactions by connected parties after an exempt transaction

To ensure compliance with later notification requirements, the relevant Group Senior Management member should consider imposing a respective requirement on the connected party when they carry out the exempt transaction.

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